Exhibit 10.1

Cooperation Agreement

on Transfer of Source Plasma and Plasma Ingredients I+II+III Sediments

for Producing Blood Products

(Summary translation)

This Agreement is entered into in the city of Beijing on September 30, 2014 by and between:

Party A (Supplier): Xinjiang Deyuan Bioengineering Co., Ltd.

Party B (Receiver): Guizhou Taibang Biological Products Co., Ltd.

WHEREAS:

1.  Both parties are established in good standing under the laws of the People’s Republic of China (the “PRC”);

2.  Party A has certain source plasma inventory for producing blood products (the “Source Plasma”) and plasma ingredients I+II+III sediments (the “Ingredients”, which can be used to produce human immunoglobulin (PH4) for intravenous injection). Party A has not obtained the drug registration number for producing human immunoglobulin (PH4), and the newly-built blood products workshop has not been certified by 2010 GMP. Party A intends to provide the Source Plasma and the Ingredients which meet the regulatory requirements to Party B for producing blood products. Both parties shall work together to obtain all the regulatory approvals from the relevant governmental agencies, including without limitation, China Food and Drug Administration (the “Administration”).

NOW, THEREFORE, in consideration of the premises set forth above, according to the relevant laws and regulations such as the Contract Law of the PRC and after adequate and friendly negotiations, the Parties hereto agree as follows:

Section 1 Subject for Cooperation

The quality of Party A’s Source Plasma and Ingredients shall be in compliance with the relevant requirements such as the Pharmacopoeia of the PRC, the quality management regulations on plasma stations, the technical operational rules of plasma stations, the management technical guidelines for the quarantine period of Source Plasma, and the relevant requirements for batch release management. The actual amount of plasma transferred shall undergo final inspection by Party B and meet the production requirements.

Section 2 Cooperation Plan

1.  Both parties shall make joint efforts to obtain all the relevant government approvals for transferring the Source Plasma and the Ingredients.

2.  After having obtained approvals from the Administration (the “Administration Approval”), Party A shall provide Party B with the Source Plasma and the Ingredients as approved by the Administration.

3.  If the quality of the Source Plasma and the Ingredients meets the production requirements after inspection by Party B, both parties agree to settle the payments at the following unit prices:

(1)  Unit price of the Source Plasma (tax included) is RMB1.15 million/tonne

(2)  Unit price of the Ingredients (tax included) is RMB500,000/tonne (plasma equivalent)

Section 3 Delivery and Transportation

1.  After having obtained the Administration Approval, both parties shall negotiate the details of delivery within ten (10) business days, and determine in writing, among other things, the content and timing of the initial inspection of goods, duration of transport, destination, frequency of transport and conditions for transport.

2.  Party B shall conduct the initial inspection for the Source Plasma and the Ingredients on the premises of Party A. If the Source Plasma and the Ingredients meet the requirements after such inspection, Party A shall be responsible for transporting such Source Plasma and Ingredients to the address of Party B in a condition suitable for transportation of the Source Plasma and the Ingredients. All the risks and fees for transportation before the delivery of the above-mentioned goods to the address of Party B shall be borne by Party A.

Section 4 Inspection

1.  Both parties agree to conduct the inspection according to the application documents submitted to the Administration for obtaining the Source Plasma and the Ingredients hereunder.

2.  After obtaining the Administration Approval, Party B shall organize the quality auditing staff to conduct the audit at the enterprise and plasma stations of Party A according to the auditing plan.

3.  Both parties confirm that the inspection and acceptance of the Source Plasma relies on the information, plasma samples and active cooperation provided by Party A. If the inspection and acceptance by Party B is in error due to the fault of Party A, the inspection and acceptance by Party B shall not relieve Party A from the liabilities for quality defects of the Source Plasma, which shall be reported to the competent local provincial government department. Party A shall be liable for any third-party damages, compensation claims or administrative penalty resulting from the quality defects of the Source Plasma. Under such circumstances, if Party B makes payment in advance, Party A shall indemnify and hold Party B harmless against all such payments.

4.  According to the quality standard approved by the Administration, the inspection staff from both parties shall confirm the inspection method for the Ingredients.

5.  Party B shall inspect the Source Plasma and the Ingredients delivered to the site of Party B according to the inspection rules. If both parties are in disagreement with the results of such inspection, they may apply for a qualified third-party inspection.

6.  Both parties confirm that Party A shall be liable for all financial losses incurred by Party B due to prohibition by the relevant regulatory agencies on production, batch-approval or sales as a result of the incompliance by Party A during its collection of the Source Plasma and the Ingredients.

Section 5 Deposit and Payment Method

1.  Deposit

Within two (2) business days after signing this Agreement, Party B shall pay RMB10 million as the deposit to the joint account established by Party A (the “Joint Account”).

2.  Payment Method

(1)  After inspection and acceptance by Party B of the Source Plasma and the Ingredients on the premises of Party A, Party B shall transfer to the Joint Account the payment in an amount calculated based on RMB700,000/tonne for the Source Plasma and RMB500,000/tonne (plasma equivalent) for the Ingredients minus the deposit of RMB10 million (the “Payment”).

(2)  After delivery by Party A to the address of Party B and acceptance after inspection by Party B of the Source Plasma and the Ingredients, Party B shall wire the Payment from the Joint Account to another account of Party A.

(3)  Party B shall pay the shortfall of RMB450,000/tonne (calculated as the between the unit price of Source Plasma of RMB1.15 million/tonne and the actually paid price of RMB700,000/tonne) based on the actually approved quantity to a bank account designated by Party A within ten (10) business days after obtaining the batch-approval for a certain batch of finished products.

(4)  Party B shall put to production the Source Plasma that meets its production requirements on a priority basis and covenant to complete such productions and obtain the batch-approval for the finished products by June 30, 2015. Unless the failure to obtain the batch-approval is due to the fault of Party A, if Party B fails to complete the production and obtain the batch-approval for the finished products by June 30, 2015, Party B shall pay to Party A by July 10, 2015 the remaining balance for the Source Plasma that meets production requirements.

Section 6 Liabilities

1.  If any party breaches this Agreement, the non-breaching party shall have the right to request the breaching party to specifically perform its obligations under this Agreement and the breaching party shall be liable for all the loss incurred.

2.  Following the Administration Approval, if Party A refuses or delays to perform this Agreement and fails to rectify within seven (7) days upon written notice by Party B, Party A shall pay Party B an amount equal to the deposit multiplied by two and Party B shall be entitled to terminate this Agreement by serving a written notice.

3.  Party A may retain the deposit paid by Party B if Party B refuses to accept the Source Plasma and the Ingredients transferred by Party A without any justifiable causes and fails to rectify within seven (7) days upon written notice by Party A.

Section 7 Miscellaneous

1.  In addition to other requisite governmental approvals, this Agreement shall be effective only upon the satisfaction of the following conditions:

(1)  The transfer of the Source Plasmas and the Ingredients shall be approved by the Administration; and

(2)  The Administration Approval for the transfer of the Source Plasma between Party A and Party B shall be obtained before October 31, 2014.

2.  If the Administration Approval has not been obtained before October 31, 2014, except by mutual agreement to extend this Agreement, Party A shall repay the deposit to the account of Party B before November 5, 2014, and this Agreement shall terminate accordingly. If Party A delays such repayment, Party A shall pay a penalty in the amount of 0.3% of the overdue amount accrued on a daily basis.

3.  All disputes in relation to this Agreement shall be governed by PRC laws. Both parties shall settle disputes through friendly negotiations. If any dispute cannot be settled within thirty (30) days through friendly negotiations, either party shall submit the lawsuit to the People’s court in plaintiff’s jurisdiction.

Section 8 This Agreement is made in four counterparts, and each party holds two. Each counterpart has the same legal effect.

Party A: Xinjiang Deyuan Bioengineering Co., Ltd. (Seal)

Legal Representative or Authorized Representative (Signature): /s/ Lv Xianzhong

Party B: Guizhou Taibang Biological Products Co., Ltd. (Seal)

Legal Representative or Authorized Representative (Signature): /s/ Yang Gang

September 30, 2014

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